Exhibit 99.1

American Shared Hospital Services Reports Strong Second Quarter 2024 Financial Results

- Revenue increases 27% year over year–

- Reports gain of $3.7 million from strategic acquisition of Rhode Island Radiation Therapy Cancer Centers -

- Now treating patients at new Puebla, Mexico center -

- Conference Call on August 14th at 6:30 pm ET -

SAN FRANCISCO, CA, August 14, 2024 ‒ American Shared Hospital Services (NYSE American: AMS) (the "Company"), a leading provider of turnkey technology solutions for stereotactic radiosurgery and advanced radiation therapy cancer treatment systems and services, today announced financial results for the second quarter ended June 30, 2024.

Second Quarter 2024 and Recent Highlights

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Total revenue in the second quarter was $7.1 million, an increase of 27% from the comparable period in 2023 bolstered by the completion of our acquisition of 60% of the equity interest of three Rhode Island radiation therapy facilities in May which accounted for $1.9 million of the increase. Total proton beam radiation therapy revenue decreased 5% period-over-period; fractions decreased 10%. Gamma Knife procedures increased 10% due to strong volume at our international sites, the related Gamma Knife revenue decreased by 9% period-over-period due to lower average reimbursement in the quarter.

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Gross margin was $2.5 million, a period-over-period decrease of 2%. The gross margin percentage was 35% of revenue compared to 45% in the year-ago period reflecting the expansion in the retail segment.

●	Operating income for the second quarter of 2024 increased by $324,000 compared to second quarter of 2023 primarily due to reduced impaired assets and removal costs.

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Net income attributable to American Shared Hospital Services in the second quarter of 2024 was $3.6 million, or $0.55 per diluted share, compared to a net loss of $111,000, or $0.02 per diluted share, for the second quarter of 2023. The increase was primarily due to the $3.7 million bargain purchase gain from the acquisition of 60% of the equity interest of three Rhode Island radiation therapy facilities.

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Adjusted EBITDA, a non-GAAP financial measure, was $2,010,000 for the second quarter of 2024, compared to $1,938,000 for the second quarter of 2023. The increase was due to the contribution from the Rhode Island facilities.

●	Cash at June 30, 2024 was $14.5 million compared to $13.8 million at December 31, 2023.

●	Signed 1 new order to upgrade an existing customer to a Leksell Gamma Knife Esprit, the latest model.

●	Signed a joint venture agreement for Gamma Knife facility in Guadalajara, Mexico, establishes Company’s 4th International Center.

●	Announced start of patient treatments at its Radiation Therapy Facility, A.B. Radiocirugía y Radioterapia de Puebla, in Puebla, Mexico.

Ray Stachowiak, CEO and Executive Chairman of American Shared Hospital Services, commented, “With the acquisition of 60% of three Rhode Island radiation therapy cancer centers now closed, we are excited to report a gain of $3.7 million that we were able to realize immediately. This came about from the valuation of the assets acquired that exceeded our purchase price.”

“Our Q2’2024 was a strong quarter for AMS with improvement in operations and a strong focus on continued execution. Our leasing business also remains solid with the signing of 5 lease extensions over the last 15 months from our base of ten domestic Gamma Knife sites and we have several others in discussion.”

“Additionally, we continue to see international patient volumes growing nicely with the new state-of-the-art Gamma Knife ICON firmly in place, the only Gamma Knife in Ecuador for non-invasive radiosurgery. Our Gamma Knife in Peru, the only Gamma Knife in the country also showed strong results in the second quarter. And in addition to our joint venture agreement for Gamma Knife facility in Guadalajara, Mexico that we recently announced, our international center in Puebla, Mexico has begun treating patients which we expect to be another solid revenue contributor going forward.”

“The second quarter marks a strong start to the year, with revenue growth of 27% to $7.1 million and we earned $3.6 million in net income or $0.55 per share compared to a net loss of ($111,000) or ($0.02) due to the solid expansion of our retail segment and the bargain purchase from the Rhode Island acquisition. Our balance sheet remains strong, and we ended the second quarter with cash and equivalents of $14.5 million, or approximately $2.24 per share.”

Craig Tagawa, President and Chief Operating Officer, added, “It is extremely gratifying to see our growth strategy taking hold as we expanded our product portfolio and increased our capacity for creative financial solutions. We have continued to see a significant increase the breadth of opportunities for consideration and our sales pipeline remains extremely strong with additional projects in the works. The traction continues to grow and with the strength of our overall business supported by our strong balance sheet and consistent cash flow, we are well positioned for future growth,” concluded Mr. Tagawa.

Financial Results for the Three Months Ended June 30, 2024

For the three months ended June 30, 2024, revenue increased 27% to $7,056,000 compared to $5,568,000 in the year-ago period. Revenue from the Company’s medical equipment leasing (“leasing”) segment was $3,899,000 for the three months ended June 30, 2024, compared to $4,812,000 for the same period in the prior year, a decrease of 19%. Revenue from the Company’s direct patient services (“retail”) segment was $3,157,000 for the three months ended June 30, 2024, compared to $756,000 for the same period in the prior year, an increase of 318%. The increase was due to the acquisition in Rhode Island and increased volumes at our existing retail locations.

Second quarter revenue for the Company's proton beam radiation therapy system installed at Orlando Health in Florida decreased 5% to $2,420,000 compared to revenue for the second quarter of 2023 of $2,545,000 due to continued cyclical volume changes.

Total proton beam radiation therapy fractions in the second quarter were 1,236 compared to 1,370 proton beam radiation therapy fractions in the second quarter of 2023, a 10% decline.

Total revenue for the Company's Gamma Knife operations decreased by 9% to $2,744,000 for the second quarter of 2024 compared to $3,023,000 for the second quarter of 2023. The decrease in overall Gamma Knife revenue was primarily due to the expiration of 2 contracts in 2023 partially offset by a 67% increase in international Gamma Knife revenue.

Total Gamma Knife procedures increased by 10% to 340 for the second quarter of 2024 compared to 309 in the second quarter of 2023, reflecting the growth at our international sites, offset by the two expired contracts in the second and third quarters of 2023.

Gross margin for the second quarter of 2024 decreased 2% to $2,468,000, or 35% of revenue, compared to gross margin of $2,518,000 million, or 45% of revenue, for the second quarter of 2023.  The expansion of our retail segment with its lower gross margin percentages will reduce Company wide margin percentages going forward.

Selling and administrative costs decreased by 5% to $1,896,000 for the second quarter of 2024 compared to $1,988,000 for the same period in the prior year, due to the expiration of the Company’s corporate office space lease, offset by related sublease income.

Interest expense was $385,000 in the 2024 period compared to $277,000 in the comparable period of last year. The increase is due to an increase in the interest rate and borrowings on the Company’s variable rate debt.

Operating income for the second quarter was breakeven due to the additional costs related to the closing of the Rhode Island acquisition and other new business opportunities of $361,000. In the prior year quarter, the amount of costs incurred pursuing opportunities in Rhode Island was $250,000, and coupled with other higher selling expenses led to a second quarter 2023 loss of $325,000. Income tax was a benefit of $31,000 for the second quarter of 2024 compared to an income tax benefit of $35,000 for the same period in the prior year. The taxes related to the bargain purchase gain reduce the gain (from $4.9 million to $3.7 million) and do not impact income tax expense.

Net income attributable to American Shared Hospital Services in the second quarter of 2024 was $3,602,000, or $0.55 per diluted share, compared to a net loss of $111,000, or $0.02 per diluted share, for the second quarter of 2023. The period-over-period increase was primarily due to the bargain purchase gain generated from the acquisition in Rhode Island. Fully diluted weighted average common shares outstanding were 6,583,000 and 6,336,000 for the second quarter of 2024 and 2023, respectively.

Adjusted EBITDA, a non-GAAP financial measure, was $2,010,000 for the second quarter of 2024, compared to $1,938,000 for the second quarter of 2023. The increase was due to the contribution from the recently acquired Rhode Island facilities.

Financial Results for the Six Months Ended June 30, 2024

For the six months ended June 30, 2024, revenue increased 17% to $12,272,000 compared to revenue of $10,493,000 for the first six months of 2023.

Gamma Knife revenue decreased 6% to $5,311,000 for the first half of 2024 compared to $5,634,000 for the first half of 2023. The number of Gamma Knife procedures in the first six months of 2024 was 613, an increase of 2% compared to 602 Gamma Knife procedures in the comparable period of 2023 due to the steady increase of international procedures. Proton therapy revenue increased 4% to $5,069,000 for the first half of 2024 compared to $4,859,000 for the first half of 2023. Total proton therapy fractions in the first six months of 2024 were 2,512, a decrease of 14% compared to 2,906 proton therapy fractions in the comparable period of 2023.

Net income attributable to American Shared Hospital Services for the first six months of 2024 was $3,721,000, or $0.57 per diluted share, compared to net income of $77,000, or $0.01 per diluted share, or the first six months of 2023. The increase was primarily due to the bargain purchase gain generated from the acquisition in Rhode Island.

Adjusted EBITDA, a non-GAAP financial measure, was $3,754,000 for the first six months of 2024, compared to $3,841,000 for the first six months of 2023. The decrease was primarily due to higher fees associated with new business opportunities, including the Company’s acquisition in Rhode Island.

Balance Sheet Highlights

At June 30, 2024, cash, cash equivalents, and restricted cash was $14,486,000 compared to $13,808,000 at December 31, 2023. American Shared Hospital Services' shareholders’ equity (excluding non-controlling interests in subsidiaries) at June 30, 2024 and December 31, 2023 was $26,542,000 or $4.17 per outstanding share and $22,624,000, or $3.59 per outstanding share, respectively.

Conference Call and Webcast Information

AMS has scheduled a conference call to review its financial results for Wednesday, August 14th at 6:30 pm ET / 3:30 pm PT.

To participate, domestic callers may dial 844.413.3972 and international callers may dial 412.317.5776 at least 10 minutes prior to the start of the call and ask to join the American Shared Hospital Services call. A simultaneous Webcast of the call may be accessed through the Company's website, www.ashs.com, or at www.streetevents.com for institutional investors.

A replay of the call will be available at 877.344.7529 or 412.317.0088, access code 8320435, through August 21, 2024. The call will also be available for replay on the Company’s website at www.ashs.com.

About American Shared Hospital Services (NYSE American: AMS)

American Shared Hospital Services (ASHS) is a leading provider of creative financial and turnkey solutions to Cancer Treatment Centers, hospitals, and large cancer networks worldwide.  The company works closely with all major global Original Equipment Manufacturers (OEMs) that provide leading edge clinical treatment systems and software to treat cancer using Radiation Therapy and Radiosurgery. The company is vendor agnostic and provides financial support for a wide range of products including MR Guided Radiation Therapy Linacs, Advanced Digital Linear Accelerators, Proton Beam Radiation Therapy Systems, Brachytherapy systems and suites, and through the Company’s subsidiary, GK Financing LLC., the Leksell Gamma Knife product and services. For more information, please visit: www.ashs.com

Safe Harbor Statement

This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services including statements regarding the expected continued growth of the Company and the expansion of the Company’s Gamma Knife, proton therapy and MR/LINAC business, which involve risks and uncertainties including, but not limited to, the risks of economic and market conditions, the risks of variability of financial results between quarters, the risks of the Gamma Knife and proton therapy businesses, the risks of changes to CMS reimbursement rates or reimbursement methodology, the risks of the timing, financing, and operations of the Company’s Gamma Knife, proton therapy, and MR/LINAC businesses, the risk of expanding within or into new markets, the risk that the integration or continued operation of acquired businesses could adversely affect financial results and the risk that current and future acquisitions may negatively affect the Company’s financial position. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Quarterly Report on Form 10-Q for the three month period ended March 31, 2024, the Annual Report on Form 10-K for the year ended December 31, 2023, and the definitive Proxy Statement for the Annual Meeting of Shareholders that was held on June 25, 2024.

Non-GAAP Financial Measure

Adjusted EBITDA, the non-GAAP measure presented in this press release and supplementary information, is not a measure of performance under the accounting principles generally accepted in the United States ("GAAP").  This non-GAAP financial measure has limitations as an analytical tool, including that it does not have a standardized meaning. When assessing our operating performance, this non-GAAP financial measure should not be considered a substitute for, and investors should also consider, income before income taxes, income from operations, net income attributable to the Company, earnings per share and other measures of performance as defined by GAAP as indicators of the Company's performance or profitability.

EBITDA is a non-GAAP financial measure representing our earnings before interest expense, income tax expense, depreciation, and amortization. We define Adjusted EBITDA as net income (loss) before interest expense, interest income, income tax expense, depreciation and amortization expense, loss on write down of impaired assets and associated removal costs, bargain purchase gain, and stock-based compensation expense.

We use this non-GAAP financial measure as a means to evaluate period-to-period comparisons. Our management believes that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding certain expenses and charges that may not be indicative of the operating results of our recurring core business, such as stock-based compensation expense.  We believe that both management and investors benefit from referring to this non-GAAP financial measure in assessing our performance.

Contacts:

American Shared Hospital Services
Ray Stachowiak, Executive Chairman and CEO
rstachowiak@ashs.com

Investor Relations

Kirin Smith, President
PCG Advisory, Inc.
ksmith@pcgadvisory.com

- Tables Follow –

American Shared Hospital Services
Condensed Consolidated Statements of Operations

	Summary of Operations Data
		(Unaudited)

	Three months ended June 30,		Six months ended June 30,

	2024	2023	2024	2023
Revenues	$7,056,000	$5,568,000	$12,272,000	$10,493,000
Costs of revenue	4,588,000	3,050,000	7,661,000	6,067,000
Gross margin	2,468,000	2,518,000	4,611,000	4,426,000
Selling and administrative expense	1,896,000	1,988,000	3,775,000	3,527,000
Interest expense	385,000	277,000	734,000	548,000
Loss on write down of impaired assets and associated removal costs	188,000	578,000	188,000	578,000
Operating (loss)	(1,000)	(325,000)	(86,000)	(227,000)
Bargain purchase gain, net	3,679,000	-	3,679,000	-
Interest and other income (loss)	59,000	113,000	165,000	183,000
Income (loss) before income taxes	3,737,000	(212,000)	3,758,000	(44,000)
Income tax (benefit) expense	(31,000)	(35,000)	(75,000)	33,000
Net income (loss)	3,768,000	(177,000)	3,833,000	(77,000)
(Plus) less: Net loss (income) attributable to non-controlling interest	(166,000)	66,000	(112,000)	154,000
Net income (loss) attributable to American Shared Hospital Services	$3,602,000	$(111,000)	$3,721,000	$77,000

Earnings (loss) per common share:
Basic	$0.56	$(0.02)	$0.58	$0.01
Diluted	$0.55	$(0.02)	$0.57	$0.01

Weighted Average Shares Outstanding:
Basic	6,482,000	6,336,000	6,467,000	6,482,000
Diluted	6,583,000	6,336,000	6,564,000	6,465,000

American Shared Hospital Services
Balance Sheet Data

	Balance Sheet Data
	(Unaudited)

	6/30/2024	12/31/2023
Cash, cash equivalents and restricted cash	$14,486,000	$13,808,000
Current assets	$25,639,000	$20,456,000
Total assets	$60,825,000	$48,162,000

Current liabilities	$13,336,000	$10,779,000
Shareholders' equity, excluding non-controlling interests	$26,542,000	$22,624,000

American Shared Hospital Services
Adjusted EBITDA

		Reconciliation of GAAP to Non-GAAP Adjusted Results
			(Unaudited)

		Three months ended June 30,		Six months ended June 30,
		2024	2023	2024	2023
Net income (loss)		$3,602,000	$(111,000)	$3,721,000	$77,000
Plus (less):	Income tax (benefit) expense	(31,000)	(35,000)	(75,000)	33,000
	Interest expense	385,000	277,000	734,000	548,000
	Interest (income)	(77,000)	(110,000)	(189,000)	(197,000)
	Depreciation and amortization expense	1,523,000	1,242,000	2,857,000	2,609,000
	Stock-based compensation expense	99,000	97,000	197,000	193,000
	Bargain purchase gain, net	(3,679,000)	-	(3,679,000)	-
	Loss on write down of impaired assets and associated removal costs	188,000	578,000	188,000	578,000
Adjusted EBITDA		$2,010,000	$1,938,000	$3,754,000	$3,841,000